Rennova Health RETURNS TO “STOCK DAY” TO PROVIDE UPDATE ON Q1 RESULTS

WEST PALM BEACH, Fla. (June 21, 2018) – Rennova Health, Inc. (OTCQB: RNVA), (OTCQB: RNVAW), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that acquired its second rural hospital in Tennessee on June 1, 2018, returns to “Stock Day” to provide an update in Q1 results.

The interview began with Jolly asking Lagan about the company’s cash position. “That’s a fair question,” said Lagan. “Our investors have been supportive of our needs and provided access to enough capital to pay some bills and complete the recent acquisition. The last day of the month and end of the quarter usually see an increase in company expenses and outgoing cash for that short period of time”. Lagan does expect the company’s overall revenues to grow over the next few quarters and well into the future.

The interview also addressed a number of items that Jolly believed were of interest to the company’s shareholders including the toxicology sector, the size of the derivative liability reported, and plans for future acquisitions and growth.

Lagan ended the interview by reassuring investors and “Stock Day” listeners. “This is not a get rich quick scheme, and we have an ambitious plan,” he said. “It’s going to take a period of time to implement, and to grow to the size that we believe we will. There is no real limit or ceiling of what we believe that growth will be over a period of years.”

To hear more about the items included in the company’s financial report and future plans please follow the link below to hear the full interview.

https://upticknewswire.com/featured-interview-ceo-seamus-lagan-of-rennova-health-inc-otcqb-rnva-5/

Investors Hangout is a proud sponsor of Stock Day and Uptick Newswire encourages listeners to visit the message board for Rennova Health, Inc.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com